Exhibit 99.1

Terry Burman Appointed Chairman of the Board of Zale Corporation

DALLAS--(BUSINESS WIRE)--May 22, 2013--Zale Corporation (NYSE: ZLC) announced today that Terry Burman, a prominent jewelry industry veteran with over 30 years of experience, has been appointed as a director and as chairman of the board, effective May 31, 2013. John B. Lowe, Jr., who has served as chairman for the past five years, will remain on the board.

“On behalf of the board of directors and the Zale management team, I am pleased to welcome Terry Burman to our board in the important leadership role of chairman,” said Theo Killion, chief executive officer of Zale Corporation. “Terry’s track record and industry knowledge make him uniquely qualified to contribute to Zale as we execute our plans for long term growth and shareholder value. I’d also like to thank Jack Lowe for his stewardship as chairman as we stabilized the business and created the path to profitability.”

Mr. Burman was the chief executive officer of Signet Jewelers Limited from 2000 to January 2011. Mr. Burman joined Signet in 1995 as the chairman and chief executive officer of Sterling Jewelers, Inc., a U.S. division of Signet. Before joining Signet, Mr. Burman held executive positions, including president and chief executive officer, with Barry’s Jewelers, Inc., which now does business as Samuels Jewelers. Mr. Burman serves on the boards of Yankee Candle Company, Inc. and Tuesday Morning Corporation. He also serves on St. Jude Children’s Research Hospital Board of Governors. Mr. Burman has received numerous jewelry industry awards, including the American Gem Society Lifetime Achievement Award in 2010 and is the former chairman of Jewelers of America.

Commenting on his appointment, Terry Burman said, “I am delighted to assume the role of chairman of the board at Zale at such an important point in their turnaround program. I am looking forward to working with Zale’s management and board to refine the company’s strategy and priorities to drive profitable growth and create shareholder value.”

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,710 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

CONTACT:
Zale Corporation
Investor Relations
Roxane Barry, 972-580-4391
Director of Investor Relations